Exhibit 99.1
COVANTA HOLDING CORPORATION REPORTS
2009 FOURTH QUARTER AND FULL-YEAR RESULTS;
ESTABLISHES 2010 GUIDANCE

2009 Operating Cash Flow of $397 Million Exceeds Guidance
FAIRFIELD, NJ, February 22, 2010 – Covanta Holding Corporation (NYSE:CVA) (“Covanta” or the “Company”) reported financial results today for the three and twelve months ended December 31, 2009.
Anthony Orlando, President and CEO of Covanta noted that, “Our base business demonstrated strength and resiliency by generating more free cash flow than our prior best year in spite of lower recycled metal and energy prices. In addition, we made excellent progress on our growth initiatives by acquiring Veolia’s North American Energy-from-Waste business and breaking ground on strategic new Energy-from-Waste capacity on three continents. This performance is a real credit to all of Covanta’s outstanding employees.”
Fourth Quarter Results
For the three months ended December 31, 2009, consolidated operating revenues decreased 2% to $407 million, down from $414 million in the prior year comparative period.
Revenues from the Americas segment increased $16 million, or 5%, to $358 million. New business revenues of $37 million related primarily to the acquisition of Veolia’s North American Energy-from-Waste business (the“Veolia Acquisition”) more than offset the $21 million decline in the existing business revenue.
Operating expenses for the Americas segment increased by $26 million during the quarter. New business operating expenses of $34 million were primarily related to the Veolia Acquisition.
International segment revenue decreased by $24 million in the fourth quarter while plant operating expenses declined by $32 million. The decline in both revenues and operating expenses resulted primarily from lower demand and fuel costs at our Indian facilities.
Adjusted EBITDA was $140 million, compared to $138 million for 2008, an increase of 1%. Fourth quarter 2008 Adjusted EBITDA benefitted from an insurance recovery of $8 million and an $8 million project debt prepayment made by our Stanislaus municipal client. Excluding these benefits in last year’s fourth quarter, Adjusted EBITDA increased by approximately $18 million with a $10 million contribution from the Veolia Acquisition and $10 million from our international operations, offset partially by lower electricity and waste prices.
Cash flow provided by operating activities (“Operating Cash Flow”) was $150 million in the fourth quarter, compared to $132 million in 2008. The fourth quarter 2008 results exclude the $8 million insurance recovery. The approximately $10 million increase in Operating Cash Flow was driven by project dividends and working capital.
Full-Year 2009 Results
For the twelve months ended December 31, 2009, consolidated operating revenues were $1.55 billion down 7% from $1.66 billion in 2008, primarily as a result of lower International segment revenues.
Americas segment revenues declined $25 million or 2% to $1.35 billion. New business revenue was $73 million. Existing business revenues declined by $98 million, largely due to lower pricing on recycled metals, energy and waste.
International segment revenues decreased $95 million during the year while operating expenses declined by $97 million. The decreases in revenues and operating expenses resulted primarily from lower fuel costs at our Indian facilities.
For the year, Operating Cash Flow was $397 million and Free Cash Flow (defined as Operating Cash Flow less maintenance capital expenditures) was $345 million. Operating Cash Flow was nearly flat with the prior year while Free Cash Flow improved slightly.
Adjusted EBITDA was $515 million in 2009 compared to $552 million in the prior year when excluding the benefit of the 2008 insurance recovery and the Stanislaus project debt prepayment. This decline was driven largely by lower recycled metal and energy prices off-set by the Veolia Acquisition.
Net income was $102 million compared to $129 million in 2008. 2009 diluted EPS was $0.66 compared to $0.83 in the prior year.
At year end, the Company’s balance sheet remained strong and had ample liquidity with $434 million of unrestricted cash, $278 million of restricted cash (of which $166 million is designated for future project debt principal repayment), and an undrawn $300 million revolving credit facility.
“We anticipate 2010 Adjusted EBITDA to increase modestly driven by last year’s acquisitions and organic growth, off-set by head winds related to contract transitions and our decision to increase development spending,” stated Anthony Orlando. He continued, “This is an important year for our development activities, particularly in the U.K. where we are vigorously pursuing several large Energy-from-Waste opportunities. I’m confident our investment in long-term growth will bear fruit. In addition, we’re advocating for U.S. Renewable Electricity Standards that would accelerate our growth.”

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2010 Guidance
The Company is establishing guidance for 2010 for the following key metrics:
—	Free Cash Flow in the range of $300 million to $340 million;

—	Adjusted EBITDA of $520 million to $560 million; and

—	Diluted earnings per share of $0.55 to $0.75.
Please note that we have elected to provide Free Cash Flow guidance rather than guidance relating to Operating Cash Flow for 2010. We are focused on generating cash and believe that Free Cash Flow is a more useful metric for evaluating the liquidity of the business as it represents cash that is available to invest in growth and repay debt.
Conference Call Information
Covanta will host a conference call at 8:30 am (Eastern) on Tuesday, February 23, 2010 to discuss its results for the three and twelve months ended December 31, 2009. Prepared remarks will be followed by a question-and-answer session. To participate, please dial 877-806-3982 approximately 10 minutes prior to the scheduled start of the call and when prompted, enter the passcode 53809407. If you are calling from outside of the United States, please dial 702-928-7062 and use the same passcode. The conference call will also be web cast live on the Investor Relations section of the Covanta website at www.covantaholding.com.
A replay of the conference call will be available from 11:30 am (Eastern) on Tuesday, February 23, 2010 through midnight (Eastern) on Tuesday, March 2, 2010. To access the replay, please dial 800-642-1687 or, from outside of the United States, please dial 706-645-9291 and use the replay passcode: 53809407. The webcast will also be archived on www.covantaholding.com and available for MP3 download.
Additional Information
The Company’s annual report on Form 10-K will be filed with the Securities and Exchange Commission on February 22, 2010. Printed copies of this document are available free of charge. Requests can be submitted at http://investors.covantaholding.com or by calling 1-800-882-4122, Ext. 7001.
About Covanta
Covanta Holding Corporation (NYSE:CVA), is an internationally recognized owner and operator of large-scale Energy-from-Waste and renewable energy projects and a recipient of the Energy Innovator Award from the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy. Covanta’s 45 Energy-from-Waste facilities provide communities with an environmentally sound solution to their solid waste disposal needs by using that municipal solid waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into more than 9 million megawatt hours of clean renewable electricity and create 10 billion pounds of steam that are sold to a variety of industries. For more information, visit www.covantaholding.com.

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Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or general industry or broader economic performance in global markets in which Covanta operates or competes, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta, include, but are not limited to, the risk that Covanta may not successfully close its announced or planned acquisitions or projects in development and those factors, risks and uncertainties that are described in periodic securities filings by Covanta with the SEC. Although Covanta believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Covanta’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Covanta does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.
Contacts
Marisa F. Jacobs, Esq.
Vice President, Investor Relations and Corporate Communications
1-973-882-4196
Vera Carley
Director, Media Relations and Corporate Communications
1-973-882-2439
Attachments

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Exhibit 1
Covanta Holding Corporation
Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Audited)
		(In thousands, except per share amounts)
Operating revenues
Waste and service revenues	$252,306	$235,911	$919,604	$934,527
Electricity and steam sales	140,497	159,898	580,248	660,616
Other operating revenues	14,409	18,011	50,615	69,110

Total operating revenues	407,212	413,820	1,550,467	1,664,253

Operating expenses
Plant operating expenses (A)	242,278	256,089	946,166	999,674
Depreciation and amortization expense	52,155	47,344	202,872	199,488
Net interest expense on project debt	10,880	12,452	48,391	53,734
General and administrative expenses	27,869	26,445	109,235	97,016
Insurance recoveries, net of write-down of assets (A)	—	(8,325)	—	(8,325)
Other operating expenses	13,698	19,227	47,968	66,701

Total operating expenses	346,880	353,232	1,354,632	1,408,288

Operating income	60,332	60,588	195,835	255,965

Other income (expense)
Investment income	871	1,505	4,007	5,717
Interest expense	(10,825)	(10,928)	(38,116)	(46,804)
Non-cash convertible debt related expense	(9,728)	(4,617)	(24,290)	(17,979)

Total other expenses	(19,682)	(14,040)	(58,399)	(59,066)

Income before income tax expense and equity in net income from unconsolidated investments	40,650	46,548	137,436	196,899
Income tax expense	(15,847)	(24,776)	(50,044)	(84,561)
Equity in net income from unconsolidated investments	5,945	5,228	23,036	23,583

Net Income	30,748	27,000	110,428	135,921

Less: Net (income) loss attributable to noncontrolling interests in subsidiaries	(2,471)	299	(8,783)	(6,961)

Net Income Attributable to Covanta Holding Corporation	$28,277	$27,299	$101,645	$128,960

Earnings Per Share:
Basic	$0.18	$0.18	$0.66	$0.84

Weighted Average Shares	153,796	153,417	153,694	153,345

Diluted	$0.18	$0.18	$0.66	$0.83

Weighted Average Shares	155,171	154,673	154,994	154,732

(A)	The SEMASS energy-from-waste facility was damaged by a fire on March 31, 2007. The cost of repair or replacement was insured under the terms of the applicable insurance policy, subject to deductibles. During the year ended 2008, Covanta recorded insurance recoveries of $5.2 million related to business interruption losses as a reduction to operating expenses and $8.3 million related to repair and reconstruction costs as a reduction to the loss related to the write-down of assets. Settlement of the property damage insurance claim occurred in December 2008. See Note 15 – Supplementary Financial Information of the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of the insurance recoveries.

Exhibit 2
Covanta Holding Corporation
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2009	2008	2009	2008	Estimated 2010
		(Unaudited, in thousands)
Net Income Attributable to Covanta Holding Corporation	$28,277	$27,299	$101,645	$128,960	$85,000 - $117,000

Depreciation and amortization expense	52,155	47,344	202,872	199,488	192,000 - 198,000

Debt service:
Net interest expense on project debt	10,880	12,452	48,391	53,734
Interest expense	10,825	10,928	38,116	46,804
Non-cash convertible debt related expense	9,728	4,617	24,290	17,979
Investment income	(871)	(1,505)	(4,007)	(5,717)

Subtotal debt service	30,562	26,492	106,790	112,800	127,000 - 121,000

Income tax expense	15,847	24,776	50,044	84,561	61,000 - 71,000

Acquisition-related costs (A)	337	—	6,289	—	—

Other adjustments:
Change in unbilled service receivables	4,964	7,319	18,620	14,020
Non-cash compensation expense	3,496	3,364	14,220	14,750
Other (B)	1,880	1,773	5,835	12,249

Subtotal other adjustments	10,340	12,456	38,675	41,019	49,000 - 43,000

Net income (loss) attributable to noncontrolling interests in subsidiaries	2,471	(299)	8,783	6,961	6,000 - 10,000

Total adjustments	111,712	110,769	413,453	444,829

Adjusted EBITDA(C)	$139,989	$138,068	$515,098	$573,789	$520,000 - $560,000

(A)	This amount relates primarily to acquisition-related costs associated with the Veolia EfW acquisition in 2009. Acquisition-related costs are no longer capitalized as a cost of the business acquired. Instead, these costs are expensed as they are incurred as a result of a recent accounting pronouncement which was effective January 1, 2009.

(B)	These items represent amounts that are non-cash in nature.

(C)	The components of Adjusted EBITDA are as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(Unaudited, in thousands)
Impact of SEMASS fire (1)	$—	$8,268	$—	$13,380

Stanislaus debt service prepayment	—	8,007	—	8,007

All other	139,989	121,793	515,098	552,402

Adjusted EBITDA	$139,989	$138,068	$515,098	$573,789

(1)	This amount primarily includes insurance recoveries received in 2008 for business interruption losses related to the SEMASS energy-from-waste facility fire on March 31, 2007.

Exhibit 3
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2009	2008	2009	2008	Estimated 2010
		(Unaudited, in thousands)
Cash flow provided by operating activities (A)	$149,505	$131,905	$397,238	$402,607	$370,000-$420,000

Acquisition-related costs	3,930	—	4,619	—	—

Debt service	30,562	26,492	106,790	112,800	127,000-121,000

Amortization of debt premium and deferred financing costs	474	1,518	3,265	7,023	7,000

Other	(44,482)	(21,847)	3,186	51,359	16,000-12,000

Adjusted EBITDA	$139,989	$138,068	$515,098	$573,789	$520,000 - $560,000

(A)	Cash flow provided by operating activities was negatively affected by payments for acquisition-related costs related to acquisitions made in 2009.
Exhibit 4
Covanta Holding Corporation
Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Full Year
	2009	2008	2009	2008	Estimated 2010
		(Unaudited, in thousands)
Cash flow provided by operating activities (A)	$149,505	$131,905	$397,238	$402,607	$370,000-$420,000
Less: Maintenance capital expenditures (B)	(7,792)	(14,849)	(51,937)	(60,639)	(70,000)-(80,000)

Free Cash Flow	$141,713	$117,056	$345,301	$341,968	$300,000 - $340,000

Selected Uses of Free Cash Flow:
Principal payments on long-term debt	$(1,582)	$(1,831)	$(6,591)	$(6,877)
Principal payments on project debt, net of restricted funds used (C)	$(40,071)	$(47,305)	$(129,183)	$(166,225)
Distributions to partners of noncontrolling interests in subsidiaries	$(1,408)	$(2,023)	$(11,004)	$(7,061)
Non-maintenance capital expenditures (D)	$(6,718)	$(5,771)	$(21,682)	$(27,281)
Acquisition of businesses, net of cash acquired	$(13,910)	$(53,265)	$(265,644)	$(73,393)
Acquisition of noncontrolling interests in subsidiary	$(23,700)	$—	$(23,700)	$—
Purchase of equity interests	$—	$—	$(8,938)	$(18,503)
Other investment activities, net	$(5,496)	$2,833	$(15,339)	$(9,492)

Purchases of property, plant and equipment:
Maintenance capital expenditures (B)	$(7,792)	$(14,849)	$(51,937)	$(60,639)
Pre-construction development projects (E)	(3,439)	(1,208)	(13,233)	(1,208)
Capital expenditures associated with technology development (F)	(1,739)	(1,284)	(5,008)	(5,882)
Capital expenditures associated with certain acquisitions (G)	(273)	(2,851)	(1,353)	(17,126)
Capital expenditures associated with SEMASS fire (H)	(1,267)	(428)	(2,088)	(3,065)

Total purchases of property, plant and equipment	$(14,510)	$(20,620)	$(73,619)	$(87,920)

(A)	Cash flow provided by operating activities was negatively affected by payments for acquisition-related costs related to acquisitions made in 2009 of $3.9 million and $4.6 million for the quarter and year ended December 31, 2009, respectively.

(B)	Capital Expenditures primarily to maintain existing facilities. Purchase of property, plant and equipment is also referred to as Capital Expenditures.

(C)	Principal payments on project debt are net of restricted funds held in trust used to pay debt principal of $23.6 million and $66.2 million for the quarters ended December 31, 2009 and 2008, respectively and $54.6 million and $21.6 million for the years ended December 31, 2009 and 2008, respectively. Principal payments on project debt excludes a project debt refinancing transaction related to a domestic energy-from-waste facility in 2009 ($63.7 million) and excludes principal repayments on working capital borrowings relating to the operations of our Indian facilities ($9.8 million).

(D)	Non-maintenance capital expenditures include certain capital expenditures made at our facilities as described in notes E through H below.

(E)	Covanta has entered into definitive agreements for the development of a 1,700 metric ton per day energy-from-waste project serving the City of Dublin, Ireland and surrounding communities. Construction commenced in the fourth quarter of 2009. Covanta incurred capital expenditures related to pre-construction activities, such as site preparation costs, for this project.

(F)	Capital Expenditures related to internal development efforts and/or agreements with multiple partners for the development, testing or licensing of new technologies related to our energy-from-waste and renewable energy business.

(G)	Capital Expenditures were incurred at four facilities that Covanta acquired in 2008 and 2007 primarily to improve the productivity or environmental performance of those facilities.

Although, in accordance with GAAP, this spending will be recorded as a component of purchase of property, plant and equipment on Covanta’s statement of cash flows, management considers this spending as a component of the cost to acquire these businesses since these major capital improvements are required to achieve desired facility performance.

(H)	Capital Expenditures were incurred that related to the repair and replacement of assets at the SEMASS energy-from-waste facility that were damaged by a fire on March 31, 2007. The cost of repair or replacement was insured under the terms of the applicable insurance policy, subject to deductibles. Settlement of the property damage insurance claim occurred in December 2008.

Exhibit 5
Covanta Holding Corporation
Components of Diluted Earnings Per Share

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
		(Unaudited)
Impact of SEMASS fire and insurance recoveries, net of write-down of assets and tax (A)	$—	$0.03	$—	$0.05

Net tax impact from Grantor Trust activity (B)	0.01	(0.06)	(0.01)	(0.10)

Veolia EfW acquisition-related costs, net of tax (C)	—	—	(0.02)	—

All other	0.17	0.21	0.69	0.88

Diluted Earnings Per Share	$0.18	$0.18	$0.66	$0.83

(A)	This amount primarily includes insurance recoveries received in 2008 for business interruption losses related to the SEMASS energy-from-waste facility fire on March 31, 2007.

(B)	During 2008, Covanta recognized additional tax liabilities associated with the activity from the wind-down of the grantor trusts that arose from our predecessor insurance entities.

(C)	This amount relates primarily to acquisition-related costs associated with the Veolia EfW acquisition in 2009. Acquisition-related costs are no longer capitalized as a cost of the business acquired. Instead, these costs are expensed as they are incurred as a result of a recent accounting pronouncement which was effective January 1, 2009.

Discussion of Non-GAAP Financial Measures
To supplement our results prepared in accordance with United States generally accepted accounting principles (“GAAP”), we use the measures of Adjusted EBITDA and Free Cash Flow, which are non-GAAP measures as defined by the Securities and Exchange Commission. The non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow as described below, and used in the tables above, are not intended as a substitute and should not be considered in isolation from measures of financial performance or liquidity prepared in accordance with GAAP. In addition, our non-GAAP financial measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes.
We use a number of different financial measures, both GAAP and non-GAAP, in assessing the overall performance of our business. We use Adjusted EBITDA to provide further information that is useful to an understanding of the financial covenants contained in the credit facilities of our most significant subsidiary, Covanta Energy Corporation, and as additional ways of viewing aspects of its operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. The presentations of Adjusted EBITDA and Free Cash Flow are intended to enhance the usefulness of our financial information by providing measures which management internally use to assess and evaluate the overall performance of its business and those of possible acquisition candidates, and highlight trends in the overall business.
Adjusted EBITDA and Free Cash Flow should not be considered as an alternative to net income or an alternative to cash flow provided by operating activities as indicators of our performance or liquidity or any other measures of performance or liquidity derived in accordance with GAAP.
Adjusted EBITDA
The calculation of Adjusted EBITDA is based on the definition in Covanta Energy’s credit facilities, which we have guaranteed. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income. Because our business is substantially comprised of that of Covanta Energy, our financial performance is substantially similar to that of Covanta Energy. For this reason, and in order to avoid use of multiple financial measures which are not all from the same entity, the calculation of Adjusted EBITDA and other financial measures presented herein are ours, measured on a consolidated basis.
Under these credit facilities, Covanta Energy is required to satisfy certain financial covenants, including certain ratios of which Adjusted EBITDA is an important component. Compliance with such financial covenants is expected to be the principal limiting factor which will affect our ability to engage in a broad range of activities in furtherance of our business, including making certain investments, acquiring businesses and incurring additional debt. Covanta Energy was in compliance with these covenants as of December 31, 2009. Failure to comply with such financial covenants could result in a default under these credit facilities, which default would have a material adverse affect on our financial condition and liquidity.
These financial covenants are measured on a trailing four quarter period basis and the material covenants are as follows:
•	maximum Covanta Energy leverage ratio of 3.75 to 1.00 (which declines to 3.50 to 1.00 for quarterly periods after September 30, 2010), which measures Covanta Energy’s Consolidated Adjusted Debt (which is the principal amount of its consolidated debt less certain restricted funds dedicated to repayment of project debt principal and construction costs) to its Adjusted EBITDA (which for purposes of calculating the leverage ratio and interest coverage ratio, is adjusted on a pro forma basis for acquisitions and dispositions made during the relevant period); and

•	minimum Covanta Energy interest coverage ratio of 3.00 to 1.00, which measures Covanta Energy’s Adjusted EBITDA to its consolidated interest expense plus certain interest expense of ours, to the extent paid by Covanta Energy.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Adjusted EBITDA for the three and twelve months ended December 31, 2009 and 2008, reconciled for each such periods to net income and cash flow provided by operating activities, which are believed to be the most directly comparable measures under GAAP.
Free Cash Flow
Free Cash Flow is defined as cash flow provided by operating activities less maintenance capital expenditures, which are capital expenditures primarily to maintain our existing facilities. We use the non-GAAP measure of Free Cash Flow as a criterion of liquidity and performance-based components of employee compensation. We use Free Cash Flow as a measure of liquidity to determine amounts we can reinvest in our businesses, such as amounts available to make acquisitions, invest in construction of new projects or make principal payments on debt.
In order to provide a meaningful basis for comparison, we are providing information with respect to our Free Cash Flow for the three and twelve months ended December 31, 2009 and 2008, reconciled for each such periods to cash flow provided by operating activities, which we believe to be the most directly comparable measure under GAAP.